Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
(Pursuant to Section 242)
* * * * *
Altair Nanotechnologies Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:                    That the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), is amended as follows:

A.	The following is to be added immediately following the last paragraph of Article IV of the Certificate of Incorporation:

Each six (6) shares of Common Stock issued and outstanding as of 5:00 P.M. Eastern time on December 17, 2012 (the “Effective Time”) shall be, as of the Effective Time, combined into one (1) share of Common Stock (the “Consolidation”); provided, however, that fractional shares of Common Stock remaining after the Consolidation of all shares held by a stockholder shall be addressed below.

Each certificate representing shares of Common Stock that are issued and outstanding immediately prior to the Effective Time, shall thereafter for all purposes be deemed to represent one (1) share of Common Stock for each six (6) shares of Common Stock represented by such certificate; and each holder of record of a certificate for six (6) or more shares of Common Stock as of the Effective Time shall be entitled to receive, as soon as practicable, upon surrender of such certificate to transfer agent having charge of the stock transfer books of the Corporation (the “Transfer Agent”) together with the form of transmittal letter provided by such Transfer Agent, a certificate or certificates representing one (1) share of Common Stock for each six (6) shares of Common Stock represented by the certificate of such holder immediately prior to the Effective Time; provided, however, that fractional shares of Common Stock remaining after the Consolidation of all shares held by a stockholder shall be addressed below.  The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable.

No fractional shares or scrip certificates shall be issued to the holders of presently issued and outstanding shares of Common Stock as a result of the Consolidation.  In lieu of fractional shares, stockholders who would otherwise be entitled to receive a fractional share after the Consolidation of all shares held by the stockholder will receive one (1) whole share of Common Stock.

Neither the number of shares of authorized Common Stock, nor the par value of the Common Stock, shall be affected by this Certificate of Amendment.

SECOND:              That the Board of Directors, by unanimous vote, has duly adopted a resolution in which the Consolidation was proposed, declaring the Consolidation to be advisable and directing that it be submitted for action thereon by the stockholders of the Corporation.

THIRD:                  That the stockholders of the Corporation, at an annual and special meeting of the stockholders of the Corporation held on November 28, 2012 and upon the recommendation of the Board of Directors, voted to authorize the Board of Directors to effect such Consolidation, which such authorization included the authority to cause the officers of the Company to execute and deliver this Certificate of Incorporation.

FOURTH:              That the Board of Directors of the Corporation, by unanimous vote at a meeting of the Board of Directors held on December 6, 2012, has duly adopted a resolution in which the foregoing amendments to the Certificate of Incorporation were set forth, declaring said amendments to be advisable and directing that the executive officers of the Corporation execute and deliver this Certificate of Incorporation.

FIFTH:                      That the foregoing amendments to the Certificate of Incorporation were in all respects duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment executed on the date set forth below.

ALTAIR NANOTECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Stephen B. Huang
Name:	Stephen B. Huang
Title:	Chief Financial Officer
Date:	12/11/12